EXHIBIT 10.7


ALASKA AIRLINES, INC.
and
ALASKA AIR GROUP, INC.
Seattle, Washington



SUPPLEMENTARY RETIREMENT PLAN
FOR ELECTED OFFICERS
as amended November 7, 1994








1981 VERSION APPLICABLE TO OFFICERS
FIRST ELECTED AFTER JUNE l, 1981



PREFACE

	This Supplementary Retirement Plan for Elected Officers is an unfunded retirement plan maintained by Alaska Airlines, Inc. and Alaska Air Group,
Inc. for the purpose of providing deferred compensation for a select group of management.

	The benefits of this Plan constitute a general obligation of both Employers. The Participants in this Plan shall have no claim against any assets of either Employer under the Plan except as specifically provided herein.




SECTION 1
DEFINITIONS

	1.1	"Employee" shall mean any person who is customarily employed by either Employer for 20 or more hours per week and for five or more months per year and who is compensated on a salary basis.

	1.2	"Elected Officer" shall mean a nonflight officer elected by the
Board of Directors of the officer's Employer pursuant to the Bylaws.

	1.3	"Participant" shall mean:
(a)	an Elected Officer who is enrolled in the Plan
(b) 	former Elected Officer who is partially or fully vested
hereunder, and
(c) a retiree hereunder.

	1.4	"Normal Retirement Date" shall mean the first day of the month coincident with or next following the later of:
(a)	the Participant's 60th birthday, and
(b)	his date of termination of employment with his Employer; but only if, at such date, he has completed at least 15 years of Continuous Service, of which at least the last five years shall be as an Elected Officer, or if he has been an Elected Officer for his last ten years of Continuous Service.

	1.5 	"Early Retirement Date" shall mean the first day of any month prior to Normal Retirement Date and consented to by the officer's Employer, occurring subsequent to both:
(a)	the Participant's 55th birthday, and
(b)	his completion of either 15 years of Continuous Service, at
least the last five of which shall be as an Elected Officer, or the last ten years of his Continuous Service as an Elected
Officer.

	1.6 	"Final Average Compensation" shall mean the average monthly
compensation, including any salary deferrals under Alaskasaver but excluding bonuses, for the last 60 months of service (or such lesser number of months, as applicable, if the total service as an Elected Officer is less than 60 months) prior to election by the Participant to receive an early lump-sum distribution pursuant to Section 3.1(f) hereof or termination of employment, as the case may be.

	1.7	"Continuous Service" shall mean Continuous Service with either
Employer, as defined in Section 2.2 hereof.

	1.8 	"Actuarial Equivalent" shall mean of equal value when computed in accordance with the actuarial assumptions most recently adopted by the Employers.

	1.9 	"Administrative Committee" shall mean that Committee appointed by the Chairman of the Board of Directors of Alaska Air Group, Inc. to administer the Plan. The Committee will consist of three or more members, all of whom shall be Elected Officers. The members of the Committee will serve without compensation at the pleasure of the Chairman of the Board, who shall be designated the Chairman of the Committee. The Committee shall act by a majority of its members to determine all questions arising in the administration, interpretation and application of the Plan. The Committee shall have all powers necessary to carry out the provisions of the Plan.
	In making its determinations, the Committee shall follow uniform rules which shall be consistently applied so that all Participants similarly situated will be treated alike.
	The Committee will record its proceedings and maintain copies of the minutes of its meetings.

	1.10	"Employer" shall mean Alaska Airlines, Inc. or Alaska Air Group,
Inc., as the context requires, and "Employers" shall refer to both companies.

	1.11 	"Plan" shall mean Alaska Airlines, Inc. and Alaska Air
Group, Inc. Supplementary Retirement Plan for Elected Officers.

	1.12	"Change in Control" shall occur whenever:
(a)	the Board of Directors of Alaska Air Group, Inc. (or, if
approval of such Board is not required as a matter of law, the shareholders of Alaska Air Group, Inc.) shall approve
(1)	any consolidation or merger of Alaska Air Group, Inc.
in which Alaska Air Group, Inc. is not the continuing or surviving corporation or pursuant to which shares of common stock of Alaska Air Group, Inc. would be converted into
cash, securities or other property, other than a merger of
Alaska Air Group, Inc. in which the holders of common stock
of Alaska Air Group, Inc. immediately prior to the merger
have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;
(2)	any sale, lease, exchange or other transfer (in one
transaction or a series of related transactions) of all, or substantially all, the assets of either Employer; or
(3)	the adoption of any plan or proposal for the
liquidation or dissolution of either Employer.
(b)	at any time during a period of two consecutive years,
individuals who at the beginning of such period constituted the Board of Directors of Alaska Air Group, Inc. ("Incumbent Directors") shall cease for any reason to constitute at least a majority thereof, unless each new director during such two-year period was nominated or elected by the Incumbent Directors, or a committee of the Incumbent Directors (new directors nominated or elected by the Incumbent Directors or by a committee of the Incumbent Directors shall also be deemed to be Incumbent Directors); or
(c)	any person [as such term is used in Section 13(d) of the
Securities Exchange Act of 1934, as amended (the "Exchange Act")] shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of the then outstanding securities of Alaska Air Group, Inc. ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors ("Voting Securities" to be calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire common stock of Alaska Air Group, Inc.) representing 20% or more of the combined voting power of the then outstanding Voting Securities.

	Unless the Board of Directors of Alaska Air Group, Inc. shall determine otherwise, a Change in Control shall not be deemed to have occurred by reason of any corporate reorganization, merger, consolidation, transfer of assets, liquidating distribution or other transaction entered into solely by and between Alaska Air Group, Inc. and Alaska Airlines, Inc., or any affiliates thereof, provided such transaction has been approved by two-thirds of the Incumbent Directors, as defined above, then in office and voting.




SECTION 2
ELIGIBILITY

	2.1 	Eligibility for Benefits.
	Each Employee who has completed 15 years of Continuous Service with the Employer and has been an Elected Officer for at least the last five years of his Continuous Service, or who has been an Elected Officer for his last ten years of Continuous Service, may, subject to the terms and conditions herein, be eligible for benefits under this Plan. A Participant shall be entitled to benefits under the Plan upon:
(a)	satisfaction of the service requirement contained in the
prior sentence, and elsewhere herein, and
(b)	meeting all other requirements of the Plan as determined by
the Administrative Committee.

	Notwithstanding any of the foregoing, in the event of a Change in Control, an Elected Officer, without regard to age, is eligible to receive a benefit under this Plan in accordance with Section 3.1(f) and 3.2(d)

	2.2	Continuous Service.
	Continuous Service of any person shall begin on the date such person first becomes an Employee of either Employer and shall continue so long as he remains an Employee of either Employer. Continuous Service shall not be deemed to have been interrupted by reason of transfer between Employers, as provided in Section 4.3 hereof, temporary layoff, or leave of absence authorized by the officer's Employer for any purpose, including sickness, accident or other casualty. Any Employee who enters the military service of the United States during a national emergency or through the operation of a compulsory military service law shall be deemed to be on authorized leave of absence during the period of his military service and for any period thereafter in which his reemployment rights are guaranteed by law.
	Any Employee who fails to return to active employment at or before the expiration of an authorized leave of absence shall be deemed to have terminated his employment as of the date of commencement of his leave of absence; provided, however, should he fail to return to work because of death or disability, his Continuous Service shall be deemed to have continued until the date of his death or disability. The Employers, in granting leaves of absence under this section, shall follow uniform rules which shall be consistently applied.

	2.3 	Forfeiture of Benefits for Cause.
	All other provisions of this Plan notwithstanding, all rights to benefits are forfeited under the following circumstances:
(a)	Forfeiture Due to Misconduct.
	Termination of employment due to misconduct shall result in
the forfeiture of all rights to benefits under this Plan.  A termination of employment due to misconduct shall be deemed to have occurred if the reason for termination, by resignation or discharge, was the Employee's admission to, or his Employer's substantiation, of acts of (1) embezzlement, dishonesty, or other fraud, conviction of felony, or conspiracy against either
Employer or (2) if such termination occurred prior to any Change in Control, any willful or intentional injury to either Employer, its property or employees in connection with the business or affairs of either Employer.
	The Administrative Committee shall make the determination as to whether the provisions of this section shall be operative in any case.  Such decision shall be final, conclusive and binding on all concerned, subject only to the right of appeal as outlined in Section 6.1.
(b)	Forfeiture on Entry into Competition.
	Solicitation of business substantially similar to that
provided by either Employer, or employment with another airline serving any of the same area served by any subsidiary of Alaska
Air Group, Inc. shall be deemed to be competing with the Employer unless the Participant's Employer shall have issued its prior written consent.  Except after a Change in Control, any
Participant found by the Administrative Committee to be competing with either Employer shall forfeit any and all unpaid benefits under the Plan.  The determination of competing activity shall not be operative until the person deemed to be competing and subject to forfeiture shall have been provided 30 days' prior written notice of the pending forfeiture.  If, at the expiration of the 30 days following notice, the competing activity is still being conducted, the forfeiture shall become fully operative.
This Section 2.3(b) shall be of no further force or effect after a Change in Control.
(c)	Prior to a Change in Control, any Participant who shall
terminate employment with the Employers prior to age 50 by reason other than medical disability, with proof thereof satisfactory to the Administrative Committee, shall be deemed to have forfeited all rights under this Plan. After a Change in Control, any Participant, regardless of age, who shall terminate employment with the Employers by any reason other than for misconduct under
Section 2.3(a)(1) shall not be deemed to have forfeited any rights under this Plan.



SECTION 3
BENEFITS

	3.1	Retirement Benefits.
(a)	General.
	Benefits under the Plan shall be payable in the form of a monthly income or, after a Change in Control and at the Participant's option, a lump-sum distribution. The method by which such benefits are paid will depend upon the payment option selected by the Participant or his beneficiary. A Participant's monthly income shall not commence prior to his termination of employment with the Employers; provided, however, that a Participant may elect and receive a lump-sum distribution prior to termination in the event of a Change in Control.
(b)	Normal Retirement.
	If the Participant terminates employment with the Employers on or after his Normal Retirement Date, his benefit under the Plan shall commence as of the first day of the month coinciding with or next following his date of termination. If the benefit is to be payable under the normal option described in Section 3.1(d), such monthly benefit shall be equal to 50% of the Participant's Final Average Compensation, or such lesser percentage of Final Average Compensation as is appropriate based on the Participant's years of service as outlined in Section
3.2(b) and (c), less any monthly benefit received under the Federal Social Security System. The amount of such monthly benefit shall change in accordance with changes in the social security benefits for which a Participant is eligible and in accordance with Section 3.1(e).

(c)	Early Retirement.
	With the consent of his Employer, a Participant may retire at an Early Retirement Date. If the benefit is to be payable under the normal option described in Section 3.1(d), below, such monthly benefit shall be equal to that benefit determined as under Section 3.1(b), reduced to the Actuarial Equivalent of that benefit had it commenced on the Participant's Normal Retirement Date. Such monthly benefit shall change subsequent to the date of benefit commencement as described in Section 3.1(b).
(d)	Forms of Benefit Payment.
	At any time prior to his date of benefit commencement, a Participant may elect, in appropriate written form, a payment option under which his benefits under the Plan shall be payable.
If the Participant makes no election of a payment option prior to his date of benefit commencement, and if a Participant is married at the date of benefit commencement, his benefits shall be
payable under the joint & survivor option with spouse as beneficiary, 100% continued. If the Participant is not married at the date of benefit commencement, and no election of a payment option has been made, his benefits shall be payable per the 10-
year certain & life specified below.
	The payment options available under the Plan are as follows:
(1)	Normal Option.
	Under this option, the Participant's monthly benefit is
the full amount determined under Section 3.1(b) or (c).
Such benefit shall be payable from his date of benefit
commencement and shall terminate with the payment which is
due on the first day of his month of death.
(2)	Joint & Survivor Option.
	Under this option, the Participant's monthly benefit is
in the amount determined under Section 3.1(b) or (c),
actuarially reduced.  Such reduced benefit is payable to the first day of the month of the Participant's death. If the Participant's spouse survives the Participant, a percentage of such benefit shall continue to the spouse for her
lifetime. Such percentage shall be 100%, 75%, or 50% at the election of the Participant.
(3)	10-Year Certain & Life.
	Under this option, the Participant's monthly benefit is
in the amount determined under Section 3.1(b) or (c),
actuarially reduced.  Such reduced benefit is payable so
long as the Participant shall live and shall terminate with
the payment due on the first day of his month of death;
except that if the Participant dies before receiving 120
monthly payments, such payments shall continue to the
beneficiary specified by the Participant until a total of
120 monthly payments have been made.
(e)	Adjusted Retirement Benefits.
(1)	As of each January 1 and July 1, benefits being paid
under this Plan pursuant to Section 3.1(d)(1), (2) or (3)
will be adjusted as provided in subparagraph 3.1(e)(2) and
the adjusted benefit resulting therefrom shall be payable
during the following six months.
(2)	The amount of each Participant's adjusted benefit shall
be the same proportion of his initial retirement benefit,
before adjustment, that (i) bears to (ii) if greater than
one.
(i)	The average of the Consumer Price Index figures
for the 24-month period ending with the May or November
immediately preceding the date as of which the
determination is to be made.
(ii)	The average of the Consumer Price Index figures
for the 24-month period ending with the month
immediately preceding the Participant's retirement
date.
(f)	Change in Control.
	Notwithstanding any other provision of this Section 3.1, in the event of a Change in Control a lump-sum method of distributing benefits to which a Participant is entitled under
Section 3.2(d) shall be available to Participants, including Participants who are still employed by either Employer and Participants who are retired; provided, however, that no benefits shall be payable to Participants terminated for cause pursuant to
Section 2.3(a)(1). In order to calculate the amount to be used for purposes of determining a Participant's vested lump-sum distribution amount under Section 3.2(d), the present value of payments which, making standard actuarial assumptions, would have otherwise been payable to the Participant after the date of such lump-sum distribution under Section 3.1(b) or 3.1(c), as the case may be, shall first be calculated.
	A number of assumptions shall be made for purposes of that calculation. First, in the case of a terminated Participant, the calculation will assume the Participant would have retired at his Normal Retirement Date (as that term was defined at the time the Participant became an Elected Officer). In the case of a Participant who is not terminated, the calculation will assume the Participant would have retired at the later of the Participant's age at the time of distribution or his 60th birthday. Second, a cost of living adjustment shall be estimated under Section 3.1(e), making standard actuarial assumptions.
Third, it shall be assumed that the Participant will receive monthly social security benefits beginning at age sixty-two equal to monthly social security benefits to which he would have been entitled had the Participant been age 62 and retired on the date of termination or on the date of distribution of the lump-sum, as the case may be.
	The amount upon which the Participant's vested lump-sum distribution amount calculated pursuant to Section 3.2(d) will be based is equal to the present value on the date of distribution of the foregoing amount.
	The Participant may elect such lump-sum method by filing an appropriate election with the Administrative Committee at any time after such Change in Control. Such election shall be made on a form supplied by the Administrative Committee, which form shall further provide that the Participant acknowledges that the lump-sum amount calculated pursuant to this Section 3.1(f) and
Section 3.2(d) represents the entire distribution the Participant is entitled to receive under the Plan and that, upon receipt of such lump-sum amount, the Participant will have no further claim to benefits under the Plan. The Participant's Employer shall make such distribution on the date elected by the Participant, but in no event shall his Employer be required to make such lump-sum distribution any sooner than 30 days after receipt by the Administrative Committee of an election of a lump-sum distribution.

	3.2 	Termination Benefits and Vesting.
(a)	Subject to Section 2.3, in the event a Participant
terminates employment with the Employers for any reason other than retirement in accordance with Section 3.1 hereof or after a Change in Control, then his interest and rights in this Plan shall, subject to the terms and conditions herein, be determined in accordance with Sections 3.2 (b) and (c).
(b)	To be vested in the Plan at termination as outlined in
Section 3.2(a), or at retirement as outlined in Section 3.1(b), a Participant must be age 50 or older and must have satisfied one of the following service requirements:
(1)	15 years of Continuous Service, the last five of which
were as an Elected Officer, or
(2)	Ten years of service as an Elected Officer, or
(3)	Service as an Elected Officer after age 50, for which
immediate vesting at the rate of 10% per year is credited.
(c)	If a Participant fulfills the requirements set forth in (b)
above, and is living on his 60th birthday, he shall be entitled to receive a monthly benefit thereafter and continuing for the duration of his eligibility. The amount of such benefit shall be computed as follows:
(1)	The result of the application of the formula specified
in Section 3.1(b) hereof shall first be determined.
(2)	For Participants with service as an Elected Officer
prior to age 50, the amount of benefit shall be a percentage of the result obtained in (1) above and determined in accordance with the following schedule:


	Service Completed
	As an Elected Officer   	Percentage

	Less than 5 years        	0%

	5 years                 	50%
	6 years	                 60%
	7 years	                 70%
	8 years	                 80%
	9 years	                 90%
	10 years	                100%

(3)	Participants 50 years of age and older who have not
satisfied the service requirements set forth in 3.2(b)(1) or
(2) will nonetheless automatically be credited with 10% per
year for each year of service as an Elected Officer after
age 50, and the amount of benefit shall be that total
percentage times the result obtained in (1) above.
(d)	Subject to Section 2.3, after a Change in Control, in lieu
of the monthly benefits calculated pursuant to Section 3.2(b) and
(c) a Participant, without regard to age, shall be entitled to receive a lump-sum distribution pursuant to Section 3.1(f), or, at his option and after termination, monthly benefits, all
calculated as follows:
(1)	A determination shall first be made, in the case of
monthly benefits, of the result of the application of the
formula specified in Section 3.1(c) as if such Participant
had retired at an Early Retirement Date, or, in the case of
a lump-sum distribution, of the result of the application of the formula specified in Section 3.1(f).
(2)	The amount of benefit shall be a percentage of the
result obtained in (1) above determined in accordance with the following schedule:

	Service Completed
	As an Elected Officer	  Percentage

	1 year                 	10%
	2 years	                20%
	3 years	                30%
	4 years	                40%
	5 years	                50%
	6 years	                60%
	7 years	                70%
	8 years	                80%
	9 years	                90%
	10 years	               100%

	3.3	Death Benefits to Beneficiary.
	In the event a Participant dies prior to the commencement of any benefits for which he is eligible under this Plan, benefits shall be paid to the Participant's beneficiary as determined by Section 3.1(d), beginning on the first day of the month following the date of the Participant's death, with appropriate actuarial reduction, or as determined by Section 3.1(f).

	3.4	Benefits Related to Salaried Retirement Plan.
	In the event that a retirement benefit to be paid under the Alaska Air Group Salaried Retirement Plan exceeds the maximum annual benefit which may be paid under a qualified retirement plan as determined by relevant tax code, such excess amount shall be paid by the Supplementary Retirement Plan for Elected Officers. Such amount shall be paid in the same manner as selected by the Participant for other benefits payable under the Alaska Air Group Salaried Retirement Plan and shall not reduce or effect the benefit amount payable under this Plan in any way.




SECTION 4
SUCCESSOR-RELATED CORPORATIONS AND PARTICIPATING EMPLOYERS

	4.1 	Successor Corporations.
	If at any time there should be a successor corporation to either Employer, including but not limited to an entity resulting from merger, stock trade or any similar buy-out arrangement or from any other Change in Control, or should there be any similar entity succeeding to either Employer's business, it or they shall assume the obligations of this Plan for Participants hereunder, and such successor shall be included within the meaning of the word "Employer" and the word "Employers."

	4.2 	Employer Participation.
	In the event at any time there be any subsidiary or subsidiaries of either Employer or any affiliated company which would desire to be included as an Employer under this Plan, it may elect to be joined to and adopt this Plan by entering into an agreement with the Employers and shall thereafter be included within the definition of the word "Employer" and the word "Employers."

	4.3 	Transfer to Related Corporations.
	If an Employee is transferred between the Employers or between either Employer and its partners, subsidiaries, affiliates, predecessors or acquired companies or their parents, subsidiaries, affiliates or predecessors, he shall continue to be an Employee for all purposes while employed by any such new employer. In addition, he shall immediately be considered as having been an Employee of his new Employer for the period of time that he has been an Employee of any Employer.



SECTION 5
AMENDMENT AND TERMINATION OF PLAN

	5.1 	Amendment.
	Alaska Air Group, Inc. shall have the right at any time and from time to time to amend, in whole or in part, any or all of the provisions of this Plan by action of its Board of Directors. However, no such amendment shall reduce the amount of benefit received or accrued by any Participant.

	5.2 	Termination.
	Alaska Air Group, Inc. shall have the right at any time to terminate this Plan by action of its Board of Directors. On termination of the Plan, each Participant's benefit, based upon his Final Average Compensation determined as of the date of termination of the Plan (calculated as if he had terminated employment as of the date of termination of the Plan), shall become fully vested and nonforfeitable.




SECTION 6
MISCELLANEOUS

	6.1 	Participants' Rights; Acquittance.
	Neither the establishment of the Plan created hereby nor the modification thereof, nor the payment of any benefits shall be construed as giving to any person any legal or equitable rights against either Employer, their officers, directors or Employees, except as herein provided.
	Should a Participant contest a decision by the Administrative Committee, the Participant may appeal to the Alaska Air Group Board of Directors for review and reconsideration of such decision.

	6.2 	Delegation of Authority by Employer.
	Whenever either Employer under the terms of this Plan is permitted or required to do or perform any act or matter or thing, it shall be done and performed by the Administrative Committee or any officer duly authorized by its Board of Directors to so act.

	6.3 	Limitation on Liability; Legal Actions; Payment of Expenses.
	It is expressly understood and agreed by each Employee who becomes a Participant hereunder that except for their willful neglect or fraud, the Employers shall not in any way be subject to any suit or litigation or to any legal liability for any cause or reason or thing whatsoever in connection with this Plan or its operation. Release is hereby granted the Employers and all their officers, directors and agents from any and all liability or obligation.
	In any action or proceeding involving the Plan, the Employers shall be the only necessary parties and no Employees or former Employees of either Employer or their beneficiaries or any other person having or claiming to have an interest under the Plan shall be entitled to any notice or process.
	Any final judgment which is not appealed or appealable that may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and all persons having or claiming to have any interest under the Plan.

	6.4 	No Assignment by Participant.
	The provisions hereof are intended as personal protection for the Participants. No Participant shall have any right to assign, anticipate or hypothecate any benefits. No benefits under the Plan shall be subject to the claims of any creditor of any Participant excepting only as to debts owed to either Employer at the time benefits become payable.

	6.5 	Unlocated Recipients.
	If, after notice of benefits is provided, the intended recipient shall fail to disclose his existence, he shall be determined to be an unlocated recipient. All benefits due an unlocated recipient shall be placed in escrow for a period of two years. At the end of two years, the Employers may, if they have not received any request for payment from the unlocated recipient, treat all accumulated benefits due as forfeited and the Plan's liability to the unlocated recipient as ended. Notice of benefits shall be deemed to be provided when the responsible Employer shall have sent notice thereof to the intended recipient at the time benefits shall first become due. Notice shall be sent by registered mail to the most recent address of the intended recipient then on file with the Employers.


	6.6 	Required Information.
	Each Participant under the Plan shall provide such information to the Employers as they shall require in order to properly determine the amount of benefits payable hereunder or to establish the Participant's continuing eligibility to receive benefits hereunder. Such information shall include but not be limited to the amount of social security benefits being received by the Participant.
	If the Participant's Employer requests such information in writing and if such information is not provided within 45 days of such request, benefits under the Plan may be suspended until such information is received by the Participant's Employer.

	6.7 	Use of Terms.
	The use of specific gender pronouns such as he, him, she, her, his and hers are meant to refer to individuals of both sexes.

	This Plan was established and adopted on October 1, 1986 and amended through November 7, 1994.

	ALASKA AIR GROUP, INC.

	By:____________________________

	ALASKA AIRLINES, INC.

	By:____________________________